Item 77C Matters Submitted to a Vote of Security Holders

Exhibit

A Special Meeting of Shareholders was held on September 26,
2008 (as adjourned to October 23, 2008) for purposes of considering whether to:

..  Approve a Plan of Reorganization for the Growth
Opportunities Fund ("Reorganization" in the chart below).

.. Approve new investment advisory agreements for each of the Small-Cap Growth Fund (now called All-Cap Growth Fund),
Emerging Growth Fund (now called Small-Cap Growth Fund),
Post-Venture Fund, Technology Fund and Mid-Cap Growth Fund
(now called "Alternative Strategies Fund") with Van Wagoner
Capital Management, Inc. ("VWCM") ("Advisory Agreement" in the chart below).

.. Approve new investment subadvisory agreements for each of the Small-Cap Growth Fund (now called All-Cap Growth
Fund), Emerging Growth Fund (now called Small-Cap Growth
Fund), Post-Venture Fund and Technology Fund with Husic
Capital Management ("Husic") ("Subadvisory Agreement" in the chart below).

.. Approve, subject to the provision of relief by the Securities and Exchange Commission, a "manager of managers" structure for the Funds ("Manager of Managers" in the chart below ).

..  Approve three new members of the Board of Directors
("Mary Avella", "Brian Dombkowski" and "Jay Jacobs" in the chart below ).

.. Approve an amendment to the Articles of Incorporation changing the voting requirement for significant corporate events ("Amendment" in the chart below).

..  Approve a change of the classification of the Small-Cap
Growth Fund (now called All-Cap Growth Fund), Emerging
Growth Fund (now called Small-Cap Growth Fund), Post-
Venture Fund and Technology Fund from diversified to non-diversified ("Classification" in the chart below).

.. Approve the elimination of the fundamental investment policy on industry concentration for the Small-Cap Growth
Fund (now called All-Cap Growth Fund), Emerging Growth Fund
(now called Small-Cap Growth Fund), Post-Venture Fund and
Technology Fund ("Investment Policy" in the chart below).

A quorum of each Fund was represented at the Special
Meeting of Shareholders and the voting results are set forth below.